March 12, 2018

To the stakeholders of Steel Partners Holdings L.P.:

In 2017, we completed three major transactions as part of our business simplification plan, including fully acquiring Steel Excel and Handy & Harman, and significantly increasing our investment in Steel Connect (formerly ModusLink Global Solutions).

I mentioned the first transaction, fully acquiring Steel Excel, in last year’s letter. In October 2017, we acquired the remaining 30% of shares of Handy & Harman that we did not own.

In December 2017, we made an additional investment in Steel Connect, purchasing $35.0 million of convertible preferred stock, increasing our interest in Steel Connect’s shares to approximately 46%. At the same time, Steel Connect completed the acquisition of privately-held IWCO Direct, a leading provider of data-driven direct marketing solutions, for $476 million in cash.

Steel Connect was looking to acquire a profitable business with attractive operations and financials, and with a strong management team to leverage approximately $2.1 billion in net operating loss carryforwards (NOLs) and cash. IWCO Direct was a tremendous fit that essentially doubled Steel Connect’s size and added significant earnings and free cash flow. The plan is to aggressively grow IWCO Direct, organically and through acquisitions, leveraging our vast relationships and resources to drive operational excellence and further enhance stakeholder value.
Today, Steel Partners has approximately 4,800 employees in 75 locations operating plants in eight countries.

As of December 31, 2017, there were 26,348,420 Steel Partners common units outstanding. Steel Partners’ total assets were $2.2 billion, and Partner’s Capital was $546 million. Book value per common unit was $20.73. Steel Partners’ unit closing price on the NYSE at December 29, 2017 was $19.55.

For the year ended December 31, 2017, revenue increased to $1.4 billion from $1.2 billion in 2016. Income from continuing operations before income taxes, equity method income and other investments held at fair value rose to $40.4 million in 2017 from $22.4 million in 2016. Net loss attributable to the Company's common unitholders for the year was breakeven, compared with net income of $6.6 million, or $0.25 per basic and diluted common unit, in 2016.

Results for the 2017 fourth quarter and year ended December 31, 2017, and the comparable periods of 2016, included certain significant acquisition and integration-related charges associated with the Company's recently completed transactions, as well as other noncash income or loss from associated companies and other investments held at fair value, net of taxes, which are allocated by segment.

At Steel Partners, we believe strongly in what we do, and as I always like to say, we eat our own cooking. In 2017, Steel Partners purchased 309,680 common units for approximately $6 million, for an average of $19.24 per unit. Management’s ownership at year end was approximately 51%.

In 2018, while we will continue to focus on adding value and growing our businesses, we view exploring the use of artificial intelligence as an important initiative. We plan on using this and other new technologies to further enhance customer engagement and better identify and meet their requirements.

We will continue to buy and build businesses for the long-term, including bolt-on acquisitions and new platforms, as well as make selective investments where we have a margin of safety, significant upside potential, and often the eventual opportunity to buy the entire company. Babcock & Wilcox is a recent example where we believe the shares are undervalued and represent an attractive long-term investment opportunity.

We will also continue to focus on capital allocation and modest use of leverage by making acquisitions where it makes sense. We will drive the “Steel Way” to deliver highly efficient operating performance.

And, equally important, we will continue to develop our people to grow and reach their potential. As we enter a future where businesses are at war for talent, Steel Partners will distinguish itself by our leadership development, global opportunities, and commitment to our employees’ health and wellness. We believe that this competitive advantage can be leveraged in the manufacturing sector, just as it is in Silicon Valley.

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OUR OPERATING BUSINESSES

We manage Steel Partners through three business segments, and we also have direct investments in other public companies:

1Ownership % as of 3/9/2018
DIVERSIFIED INDUSTRIAL SEGMENT

Our Diversified Industrial segment is made up of the legacy Handy & Harman companies, the SL Industries companies, API, and JPS Industries. The entire group contributed $1.16 billion of our total 2017 annual revenue. During the past year, Bill Fejes seamlessly assumed leadership of the Diversified Industrial segment, with the acquisition of Handy & Harman. At that point, Jeff Svoboda transitioned into the role of Vice Chairman of Steel Partners. I would like to thank Jeff for his many years of leadership. Jeff is a highly effective leader, providing mentorship and serving as a confidant to executives throughout the Company.

ENERGY & SPORTS SEGMENT

Our Energy segment provides services primarily in the Bakken and Permian basins. It is made up of the former Steel Excel energy business and contributed $135 million of our 2017 annual revenue. Stewart Peterson continues to lead this segment, which made a comeback in 2017. The cost saving actions taken during the energy sector’s downturn have positioned Steel Energy for profitable growth.

We also operate a youth sports business, Steel Sports, which we created as a social impact organization. The Steel Coaching System serves as a guide to camaraderie and teaching the benefits of team participation and life lessons, with an objective of having kids stay in organized sports longer and providing them with the confidence to reach their potential. Steel Sports is focused on youth soccer and baseball, and we expect that it will be self-sustaining shortly.

FINANCIAL SERVICES SEGMENT

Our Financial Services segment is comprised of WebBank, which brought in revenue of $80 million in 2017. As part of a management change at the Bank, I want to thank John McNamara for his years of hard work, especially following the financial crisis of 2008. His leadership was instrumental in effecting a turnaround and setting the stage for the future. Jack Howard has assumed the Executive Chairman role. Kelly Barnett is continuing in his long-time role as WebBank’s President.

INVESTMENT UPDATES

Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD), www.rocket.com, manufactures aerospace and defense systems, and also has a real estate business.
Aerojet Rocketdyne’s financial performance in 2017 was strong in terms of both growth and profitability. The year finished with over $4.6 billion in backlog, providing revenue visibility several years into the future. Adjusting for an extra week in 2016 and acquisition impacts, organic revenue grew by about 6% to $1.9 billion owing to strength in the NASA program sector. This growth, coupled with much improved cost management and risk reduction activities across several key programs in the space and defense portfolio, grew operating income by 20% to $114 million. Adjusted earnings per share – EPS excluding the impacts of the 2017 tax legislation – grew by almost 175% to $0.74. The commitment to convert profits to cash generated free cash flow of $183 million, an increase of 65% over an already strong cash flow year in 2016.
The first phase of the Competitive Improvement Program announced in 2015 is ahead of schedule for successful completion.
Eileen Drake was awarded the 2017 CEO of the Year award by the Federal Law Enforcement Foundation, in honor of her service to the nation as a U.S. Army aviator and as a leader in the aerospace and defense sectors. Previous award recipients include President Bill Clinton, Vice President Richard Cheney, Secretary of State Henry Kissinger, and Supreme Court Justice Sonia Sotomayor.
Our initial investment in Aerojet Rocketdyne was made on August 4, 2000.
Aviat Networks, Inc. (NASDAQ: AVNW), www.aviatnetworks.com, is a leading expert in microwave networking solutions. Aviat is headquartered in Milpitas, California, with operations throughout the world. In addition to microwave networking hardware and software solutions, Aviat provides a comprehensive suite of localized professional and support services. With more than one million systems sold into 170 countries worldwide, Aviat maintains a strong brand and exists to provide dependable products, services, and support to its customers. Aviat’s key customers include marquee domestic and international service providers such as Verizon, T-Mobile, US Cellular, MTN, Entel, Airtel, Digicel, Globe, Safaricom, and others. Private network operators including state/local government, utility, federal government, and defense organizations also depend on Aviat’s technology and services. Aviat has presence in all 50 U.S. states, with 25 statewide networks and 50% of top U.S. utilities.
Steel Partners made an initial investment in October 2014 and has since assembled a 12.7% stake in Aviat, taking seats on the board in January 2015 and influencing it to elevate its focus on process excellence. Since then Aviat has drastically improved its business.
In fiscal year 2017, Aviat had Non-GAAP operating income of $1.9 million, which represented a $20.0 million improvement year-over-year. Aviat’s fiscal year 2017 adjusted EBITDA was $7.6 million compared with an Adjusted EBITDA loss of $11.7 million in fiscal year 2016, an improvement of $19.3 million year-over-year. Aviat has also strengthened its balance sheet with $42 million in cash, as of December 29, 2017, representing an $11 million increase since FY17 year-end. Its working capital metrics are also at the best levels in their history.
Babcock & Wilcox Enterprises, Inc. (NYSE:BW), www.babcock.com, is a global leader in providing custom technologies, engineered solutions, and aftermarket services to a broad range of industrial and power generation customers.

Our initial investment in Babcock & Wilcox was made on October 31, 2017. We currently own 15.4% of the company. In December 2017, we offered $6/share. Babcock & Wilcox is currently in a rights offering. We look to engage in a meaningful dialogue with the reconstituted board.

School Specialty, Inc. (OTCPK:SCOO), www.schoolspecialty.com, is a leading distributor of supplies, furniture, technology products, supplemental learning products and curriculum solutions to the education marketplace. They provide educators with innovative and proprietary products and services, from basic school supplies to 21st century classroom designs to science, reading, language, and math teaching materials, as well as planning and development tools.

Our initial investment in School Specialty was made on November 12, 2012.

Steel Connect, Inc. (NASDAQ:STCN), www.moduslink.com, through its wholly owned subsidiary ModusLink Corporation, provides digital and physical supply chain solutions to many of the world's leading brands across a diverse range of industries including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury, and connected devices, among others. With a global footprint spanning North America, Europe, and the Asia-Pacific region, their solutions and services are designed to improve end-to-end supply chains to drive growth, lower costs, and improve profitability. IWCO Direct, a wholly owned subsidiary, is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. They are the largest direct mail production provider in North America, with a full range of services, including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail.

The supply chain business was distressed. In 2016, a corporate transformation was started. New leadership was put in place with Jim Henderson as CEO. The business went through an aggressive organizational realignment, optimized and consolidated its footprint, decentralized corporate functions, and improved processes and efficiencies throughout the supply chain. The turnaround plan targeted an annualized EBITDA improvement of $32.0 million, which was essentially achieved in Year 1.

Our initial investment in Steel Connect was made on June 13, 2012. In conjunction with the acquisition of IWCO Direct, Steel Partners made another $35 million convertible preferred stock investment in Steel Connect, bringing our total ownership to 46%. As the acquisition was just consummated in December 2017, and given that IWCO Direct was a private company, there is no annual consolidated financial data available yet. However, the companies combined, on a trailing-12-month basis through October 2017, had revenue of $888.4 million and EBITDA of $78.4 million. Steel Connect still has approximately $2.1 billion of NOLs, which we intend to leverage as we seek acquisitions to further unlock value.

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SUM-OF-THE-PARTS

Due to the complexity of our financial statements, we believe one should value Steel Partners using a sum-of-the-parts methodology, which indicates a significantly higher unit value than book value. Today, our emphasis has shifted in a major way to fully owning and operating businesses. Many of these are worth far more than their cost-based carrying value and combined significantly more than the current unit price valuation. Below is the sum-of-the-parts analysis:

Pre-Tax, Pre-Parent Company Expense Sum of the Parts	Notes	Value
Diversified Industrial Segment	(1)	$ 964.9
WebBank	(2)	242.6
Steel Energy	(3)	132.3
Cash	(4)	114.9
Investments	(5)	294.4
Total Debt		(414.7)
Preferred Unit Liability		(176.5)
Accrued Pension Liabilities		(268.2)
Enterprise Value		$ 889.7
Common Units Outstanding at December 31, 2017		26.3
Value per Common Unit		$33.77
Market Price per Common Unit at December 31, 2017		$ 19.55

Calculations are based on December 31, 2017 financial statements unless otherwise indicated.
Calculations exclude impact of minority interests unless otherwise indicated.
Calculations exclude unallocated Corporate overhead expenses.
Calculations of enterprise valuations are on a pre-tax basis, and also exclude the value of our NOLs.
(1)    Market value calculated as 7.5X TTM EBITDA.
(2)    Market value calculated as 2.5X equity value, adjusted for 91.2% ownership.
(3)    Market value calculated as 7.7X TTM EBITDA.
(4)    Excludes WebBank cash.
(5)    Includes Steel Partners’ marketable securities and long-term investments.

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ACQUISITION OUTLOOK

Acquisitions will continue to play a major role in our growth, as we continue to add value for all our stakeholders. There is still a lot of money in the market, and we expect more to come given the passage of the Tax Cuts and Jobs Act of 2017. Multiples are currently high, so we are selective and only buying if the transaction is strategic or provides some edge.

We remain attracted to companies comprising multiple businesses, where the easy and most visible fix is to divest under-performing assets tax-efficiently, and where other business units can benefit from operational improvements, including, but not limited to, footprint optimization, management incentive programs, reduction of corporate overhead, competitive improvement programs, lean manufacturing, and elimination of business waste. Please send us ideas! We will pay for ideas that work!

We have significant experience working through all layers of the capital structure, as well as pre-bankruptcy and bankruptcy matters. We prefer healthy companies, where the business has the characteristics stated above, but we are open minded if the balance sheet is challenged, since we can utilize our strong balance sheet and operating system to improve the business outlook.

Our focus on capital allocation and return on invested capital allows us to grow our businesses and make acquisitions, while mitigating risk. We have rigid parameters for capital allocation, but we have a very long investment horizon.

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THE STEEL WAY

The Steel Way is the methodology we use to invest and manage our businesses. From lean manufacturing to wellness, and environmental, health and safety programs, we are committed to empowering our employees, holding them accountable, and rewarding them for success. We are constantly focused on safety, quality, delivery, inventory, and productivity.

Steel Business System represents our culture and includes a collection of Lean Manufacturing and Six Sigma tools, and much more. As we continue to acquire businesses, we drive our culture of continuous improvement from the top of the organization down.

SteelGrow delivers best-in-class programs to recruit, retain, and reward our team. One of our metrics for success is our internal fill rate for open positions. We are committed to promoting from within and to providing opportunities across the businesses.

We are developing our talent acquisition pipeline process to ensure hiring of “A” players. This past year, we brought on a new Director of Talent Management, Kathleen Korpita. We have deployed a robust Leadership Development program utilizing action learning teams across our portfolio of companies. We have built a dynamic co-op program with a portfolio of universities to provide a solid flow of engineering, finance, and sales/marketing talent, and we have increased our college co-op participation five-fold over the prior year.

Steel Health & Wellness is a new initiative this year. It is focused on developing our enterprise-wide wellness program, which includes fitness, nutrition, and smoking cessation programs. It also includes programs to help our employees achieve their financial goals, as well as supporting their philanthropic endeavors. The health and well-being of our people provides everyone with individual success, and successful and satisfied people create successful and satisfied customers. Everyone wins.

Steel Procurement Council is comprised of more than 30 members who are appointed by their CEOs to continuously collaborate and add value by leveraging our combined purchasing power.

Recently, Eric Lussier, our Vice President of the Steel Business System, took the helm of the Procurement Council. Through the dedication and continuous drive for improvement, we are leveraging our expanding portfolio and buying power.

Steel Environmental Health & Safety Council is comprised of the health and safety teams at the Steel affiliate companies and representatives from the legal and human resources departments. In 2017, the council further developed our safety program, standardizing our approach to rigorous root cause countermeasures to all safety events to eliminate near misses.

Steel Information Technology Council provides guidance and best practices in cybersecurity, networking, and systems for our businesses. Last year, we established a new senior position, Chief Information Officer, and brought into this role a highly talented executive, Amir Niaz, who is already expertly guiding Steel Partners and each of our operating units in an increasingly complex and changing technology environment.

Steel Partners CEO Summit is our annual gathering of all Steel Partners CEOs and Presidents. This year, we will be focusing on disruptive technologies and service delivery methods, artificial intelligence opportunities, holistic wellness programs for our employees, and the changing regulatory environment.

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Steel Partners’ success depends on the dedication and loyalty of each of our employees, our valued customers, our loyal investors and the guidance we receive from our Board of Directors. To each of these groups, I extend deep appreciation.

With sadness, I want to remember our Board member Tony Bergamo. It was with great shock that we lost Tony last year. Steel Partners is greater for having had his support and counsel as a Board member for eight years, and we extend our condolences to his family. Tony founded the Federal Law Enforcement Foundation, and his passion for our law enforcement professionals is a legacy that I personally am proud to continue to support.

I am pleased to welcome the newest member of our seven-person Board, Lon Rosen, who is Executive Vice President and Chief Marketing Officer for the Los Angeles Dodgers, and has been Magic Johnson’s personal agent since 1987. We are already benefitting from Lon’s leadership, guidance, and business acumen.

As we move into 2018, we will continue our collective goal of enhancing value for all our stakeholders. Thank you for your continued support and input.

Respectfully,

Warren G. Lichtenstein

“Nothing in the world can take the place of Persistence. Talent will not; nothing is more common than unsuccessful men with talent. Genius will not; unrewarded genius is almost a proverb. Education will not; the world is full of educated derelicts. Persistence and Determination alone are omnipotent.”
– Calvin Coolidge

Steel Partners Results Since Inception

Year	Steel Partners, L.P. (gross)[1]	Steel Partners II, L.P. (gross)[1]	Steel Partners Holdings L.P. (NYSE: SPLP)
1991	43.0%		
1992	52.0%		
1993	39.0%	6.9% [2]	
1994	65.0%	21.3%	
1995	56.0%	26.9%	
1996		16.0%	
1997		60.2%	
1998		22.4%	
1999		48.4%	
2000		19.1%	
2001		8.0%	
2002		12.5%	
2003		22.1%	
2004		37.6%	
2005		0.2%	
2006		20.6%	
2007		0.7%	
2008		-39.4%	
2009		5.2%	
2010		13.7%	
2011		2.1% [3]	[4]
2012			-0.9% [5,6,7]
2013			47.2% [8]
2014			1.8% [9]
2015			-7.2% [10]
2016			-5.0% [11]
2017			26.1% [12]
Compounded Return	**678.0%**	**919.0%**	**65.0%**
Annualized Return	**50.7%**	**14.1%**	**9.1%**

1.	Net of all fees and expenses before 20% incentive fee.

2.	NAV calculated from October 1, 1993, the founding date of Steel Partners II L.P.

3.	January 1, 2011 – April 30, 2011: NAV prepared for the full month of April 2011 though units began to trade on the OTC market on April 19, 2011.

4.	April 19, 2011 – December 31, 2011: The units traded on the OTC market during this period. Nearly all shares were held in book entry at American Stock Transfer, so there was little trading volume.

5.	January 1, 2012 – April 4, 2012: The units traded on the OTC market during this period. Nearly all shares were held in book entry at American Stock Transfer, so there was little trading volume.

6.	April 5, 2012 – December 31, 2014: The units were listed and began trading on the NYSE on April 5, 2012, and remain trading on the NYSE to present day.

7.	Unit price at 12-31-12: $11.79

8.	Unit price at 12-31-13: $17.35

9.	Unit price at 12-31-14: $17.65

10.	Unit price at 12-31-15: $16.38

11.	Unit price at 12-31-16: $15.50

12.	Unit price at 12-31-17: $19.55